Exhibit 99.1

Investor Contacts:	Editorial Contact:
Alex Wellins or Jennifer Jarman	Lauren Karp
the blueshirt group for Roxio, Inc.	Roxio, Inc.
(415) 217-7722	(408) 367-4866
alex@blueshirtgroup.com;	lauren.karp@roxio.com
jennifer@blueshirtgroup.com

ROXIO UPDATES BUSINESS OUTLOOK

SANTA CLARA, CA, December 12, 2003—Roxio (Nasdaq: ROXI), The Digital Media Company®, today provided an update on its business outlook for the quarter ending December 31, 2003.

Roxio’s digital media software business is performing ahead of the Company’s expectations due to the strong performance of category leading products, Easy CD & DVD Creator® 6 for Windows, and Toast® for the Mac platform.

“We are increasing our guidance for software revenues to approximately $14.5 million and look forward to a very substantial increase in software revenues next quarter based on the upcoming release of Creator 7 in the first calendar quarter of 2004,” said Chris Gorog, Roxio’s Chairman and CEO.

The $35 billion dollar music industry is just beginning its transformation from physical to online distribution. While Napster has quickly established itself as one of the top two players in this sector, Roxio believes this very exciting market is still in its infancy as evidenced by reports from Neilson Soundscan indicating total single track sales last week by the entire online music industry were approximately 1.2 million.

“Given this current uptake rate by consumers, we now expect revenue for our online music business to be approximately $3.5 million for the December quarter. This represents a quarterly run-rate of approximately $5 million given that Napster 2.0 launched at the end of October. We expect Napster-related spending will decrease substantially going forward as we move away from our Launch quarter and into steady-state marketing activities. Napster has a number of exciting initiatives underway including our prepaid retail cards, the Napster BurnPak™ sold at retail and the agreement with Penn State for the Napster subscription service, which should all positively impact Napster’s financial results starting in early 2004,” concluded Mr. Gorog.

About Roxio and Napster

Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator®, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 500,000 tracks spanning all genres and artists from Eminem to Miles Davis.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to future revenue and expenses, customer demand for our software products and for the Napster service, Napster’s relationship with marketing partners and hardware manufacturers are forward-looking statements that are subject to certain risks and uncertainties such as failure to attract new customers, slow growth in demand for online music distribution generally and for the Napster service in particular, intense competition in the software and online music distribution industries, failure to maintain key corporate relationships, general economic conditions and undetected errors in our software products and in the Napster software and service that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Roxio, the Roxio tagline, Easy CD & DVD Creator, Easy CD Creator, Toast, PhotoSuite, VideoWave, Digital Media Suite, Burnpak and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.